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Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
LIBOR Floater due 2008
Final Term Sheet
December 1, 2006

Issuer:                   Citigroup Funding Inc.

Guarantee:                Any payments due on the Notes are fully and
                          unconditionally guaranteed by Citigroup Inc.,
                          Citigroup Funding's parent company.

Rating of Issuer's
  Obligations:            Aa1/AA- (Moody's/S&P) based upon the Citigroup
                          guarantee.

Offering:                 LIBOR Floater due 2008.

Principal Amount Issued:  US $250,000,000.00

Pricing Date:             December 1, 2006

Issue Date:               December 6, 2006

Maturity Date:            December 8, 2008

Issue Price:              100% of the principal amount

Underwriting Discount:    0.125%

Interest Rate:            USD 3 Month LIBOR (USD-LIBOR-BBA-3MT) -1 bp

Interest Rate Reset:      Quarterly on each interest payment date, 2 London
                          Business Days prior

Coupon Payment Dates:     Quarterly on the 8th of every March, June, September,
                          and December, provided that if any Interest Payment
                          Date (other than Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest
                          Payment Date will be the first following day that is a Business Day.

First Coupon Date:        March 8, 2007

Day Count Convention:     Actual/360

Accrue to Pay:            Yes

Rate cutoff:              2 Business Days

Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Business Day:             New York

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
                          and minimum increments of US$1,000.00

Clearing and Settlement:  DTC

Listing:                  None

Sole Lead Manager:        Citigroup Global Markets Inc.

Co-Managers:              SBK Brooks Investment
                          Apex Pryor Securities

CUSIP/ISIN Number:        1730T0BH1


Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


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